EXHIBIT 99.6

                                  NEWS RELEASE

               BROOKE CORPORATION ANNOUNCES THIRD QUARTER EARNINGS

OVERLAND PARK, KS, November 20, 2001 - Robert D. Orr, Chairman and CEO of Brooke Corporation announces 3rd quarter earnings of $130,615 or $.19 per share and year to date earnings of $652,833 or $.94 per share. Orr also announces that Brooke Corporation's year to date revenues have increased 84% to $17,665,596.

In making the  earnings  and  revenue  announcement,  Orr stated  that,  "Brooke
Corporation's lending activities are an important part of our company's continued growth. During the last year, our loan portfolio increased more than 90% to $34,618,134."

Orr also stated that, "Brooke Corporation activities as a facilitator of insurance agency transactions generate an increasing share of our company's revenues. For the first nine months of this year, facilitator related revenues were $1,500,750 or nearly 8.5% of total revenues."

ABOUT OUR  COMPANY....Brooke  Corporation,  a  Kansas-based  corporation,  is an insurance agency with more than one hundred twenty franchise agent locations in twelve states. Brooke provides processing services, supplier access, and marketing assistance to its franchise agents through a "Master Agent" program pioneered by Brooke. Most of the company's revenues are currently derived from the sale of property and casualty insurance policies. However, Brooke also plans to sell financial services other than insurance because it believes that franchise agents, as independent business owners, can distribute financial services more efficiently than others. Brooke's finance company subsidiary has originated more than $35,000,000 in loans to Brooke's franchise agents and their subagents.


CONTACT.... Doris VanKooten, vankd@brookecorp.com or (785) 543-3199, Ext. 14